Exhibit 99.1

Investor Contact:	Press Contact:
Nik Singhal	Brian Beades
212.810.5427	212.810.5596

BlackRock Capital Investment Corporation Reports Financial Results for the Quarter Ended March 31, 2018, Declares Second Quarter 2018 Distribution of $0.18 per Share

•	GAAP Net Investment Income (NII) of $0.16 per share providing first quarter distribution coverage of approximately 88%
•	Net Asset Value (NAV) per share declined 2.3% or $0.18 per share to $7.65 per share on a quarter-over-quarter basis primarily due to net realized depreciation on legacy assets
•	No investments on non-accrual status as of March 31, 2018, a decrease from 15.5% of our debt investments at amortized cost, or 4.0% at fair market value, at December 31, 2017
•

Net leverage of 0.56x was up, reflecting an increase in investment deployment. Total liquidity for portfolio company investments was approximately $228 million, subject to leverage and borrowing base restrictions

•	Under our existing share repurchase program, we repurchased 799,803 shares of common stock via open market purchases in the first quarter

New York, May 2, 2018 – BlackRock Capital Investment Corporation (NASDAQ:BKCC) (“BCIC” or the “Company,” “we,” “us” or “our”) announced today that its Board of Directors declared a quarterly distribution of $0.18 per share, payable on July 9, 2018 to stockholders of record at the close of business on June 18, 2018.

“We saw significant deployment activity in the first quarter, which included two new portfolio companies as well as add-on investments in existing portfolio companies including Gordon Brothers Finance Company (“GBFC”). Our NII covered 88% of our distribution for the first quarter as total investment income decreased $3.6 million compared to the prior quarter. This decrease was, in part, due to a time lag between heavy repayment activity in the fourth quarter of 2017 and deployment activity occurring in late first quarter of 2018.  Additionally, the reduction in NAV that we experienced was mainly due to a net markdown in certain legacy portfolio investments.  The restructuring of two such legacy investments was completed in the quarter. Our goal continues to be to rotate out of certain legacy investments” commented James E. Keenan, Chairman and Interim CEO of BlackRock Capital Investment Corporation.

“Generally speaking, the loan market remains issuer friendly with tighter spreads, higher leverage levels and weaker structures, which is a continuation of market conditions seen over the last 12-18 months.  As such, we continue to be highly selective in new investment opportunities and focused on opportunities with strong underlying credit metrics.  Additionally, we continue to pursue exposure to first lien assets through our portfolio investment in BCIC Senior Loan Partners (“Senior Loan Partners”) and GBFC, both of which have underlying investments in diversified pools of primarily first lien loans. On April 16, we increased our equity commitment to Senior Loan Partners from $85 million to $113 million.

“Under our existing share repurchase program, during the quarter, we invested approximately $5 million in share repurchases at an average price of $5.98 per share. With liquidity at $228 million and no debt maturities until 2022, we have significant operating flexibility and deployment capacity.”

Financial Highlights

	Q1 2018		Q4 2017		Q1 2017
	Total	Per	Total	Per	Total	Per
($'s in millions, except per share data)	Amount	Share	Amount	Share	Amount	Share

Net Investment Income	$ 11.6	$ 0.16	$ 14.5	$ 0.20	$ 14.6	$ 0.20
Net realized and unrealized gains/(losses)	$ (12.5)	$ (0.17)	$ (16.4)	$ (0.22)	$ (0.3)	$ (0.00)
Deferred taxes	—	—	$ 5.3	$ 0.07	—	—
Basic earnings/(loss)	$ (0.9)	$ (0.01)	$ 3.3	$ 0.05	$ 14.3	$ 0.20
Distributions declared	$ 13.2	$ 0.18	$ 13.2	$ 0.18	$ 13.1	$ 0.18
Net Investment Income/(loss), as adjusted[1]	$ 11.6	$ 0.16	$ 14.5	$ 0.20	$ 14.6	$ 0.20
Basic earnings/(loss), as adjusted[1]	$ (0.9)	$ (0.01)	$ 3.3	$ 0.05	$ 14.3	$ 0.20

	March 31,	December 31,	March 31,
($'s in millions, except per share data)	2018	2017	2017

Total assets	$ 887.1	$ 799.9	$ 990.9
Investment portfolio, at fair market value	$ 870.1	$ 757.9	$ 938.8
Debt outstanding	$ 310.1	$ 206.7	$ 370.9
Total net assets	$ 553.1	$ 571.1	$ 598.4
Net asset value per share	$ 7.65	$ 7.83	$ 8.22
Net leverage ratio[2]	0.56x	0.32x	0.56x

Business Updates

•

Under our existing share repurchase program, during the first quarter of 2018, 799,803 shares were repurchased for $4.8 million at an average price of $5.98 per share, including brokerage commissions. The cumulative repurchases since BlackRock entered into the investment management agreement with the Company totaled approximately 3.8 million shares for $30.2 million, representing 71.1% of total share repurchase activity, on a dollar basis.  Since the inception of our share repurchase program through March 31, 2018, we have purchased 5.6 million shares at an average price of $7.62 per share, including brokerage commissions, for a total of $42.5 million. In May 2017, our Board of Directors approved an increase to the remaining amount of shares authorized to be repurchased to a total of 2.5 million shares effective July 1, 2017, and an extension to the plan until the earlier of June 30, 2018 or such time that all of the authorized shares have been repurchased. As of March 31, 2018, the total number of remaining shares authorized for repurchase was 1,475,308. Any amount of shares authorized for repurchase by the Board of Directors in May 2017 that remains unpurchased after June 30, 2018 will no longer be authorized for repurchase. In April 2018, our Board of Directors authorized a total of 2.5 million shares for repurchase, effective July 1, 2018 until the earlier of June 30, 2019 or until such time that all of the authorized shares have been repurchased.

•

On February 15, 2018, the Company repaid the remaining $55.0 million in aggregate principal amount of its 5.50% unsecured convertible senior notes due 2018 upon maturity at par using borrowings under the credit facility and cash on hand.

•

On March 15, 2018, the Company entered into a Third Amendment to the Second Amended and Restated Senior Secured Revolving Credit Facility which (i) permanently reduces the aggregate amount of multicurrency commitments under the Credit Facility from $440,000,000 to $400,000,000 and (ii) reduces the amount of shareholders’ equity required under the Credit Facility from $500,000,000 plus any proceeds from the sale of equity interests to $450,000,000 plus any proceeds from the sale of equity interests.

•

On April 16, 2018, the Company increased its equity commitment in Senior Loan Partners from $85.0 million to $113.3 million. Concurrently, Windward Investments LLC, our joint venture partner, increased their equity commitment in a pro rata manner from $15.0 million to $20.0 million.

[1]	Non-GAAP basis financial measure. See Supplemental Information on page 7.
[2]	Calculated as the ratio between (A) debt, excluding unamortized debt issuance costs, less available cash and receivable for investments sold, and (B) net asset value.

Portfolio and Investment Activity*

($’s in millions)	Three months	Three months	Three months
	ended	ended	ended
	March 31, 2018	December 31, 2017	March 31, 2017
Investment deployments	$144.6	$63.3	$122.3
Investment exits	$17.2	$124.3	$114.4
Number of portfolio company investments at the end of period	31	30	35
Weighted average yield of debt and income producing equity securities, at fair market value	11.3%	10.8%	11.1%
% of Portfolio invested in Secured debt, at fair market value	59%	56%	67%
% of Portfolio invested in Unsecured debt, at fair market value	16%	17%	17%
% of Portfolio invested in Equity, at fair market value	25%	27%	16%
Average investment by portfolio company, at amortized cost (excluding investments below $5.0 million)	$33.6	$33.0	$33.6

*balance sheet amounts above are as of period end

•	We deployed $144.6 million during the quarter while exits of investments totaled $17.2 million, resulting in a $127.4 million net increase in our portfolio due to investment activity.
▪	Our deployments were primarily concentrated in two new portfolio company investments, and incremental investments in six existing portfolio companies:
▪

$72.7 million funded L+9.38% first lien, last out, term loan to St. George Warehousing & Trucking Co. of California, Inc., which is the largest provider of outsourced container freight station in North America (this position was reduced to $40 million in April 2018 via a partial sale to third parties);

▪	$25.0 million funded L+7.50% second lien term loan to Zest Acquisition Corp., which is the leading designer, manufacturer, and marketer of denture attachment systems;
▪	$19.2 million of incremental L+11.00% unsecured debt as well as $10.5 million preferred stock to Gordon Brothers Finance Company to fund portfolio growth;
▪	$4.2 million of incremental 12.00% unsubordinated debt and $1.0 million equity investment in First Boston Construction Holdings, LLC;
▪	$4.0 million L+6.25% first lien delayed draw term loan to VetCor Professional Practices, LLC;
▪	$2.4 million of incremental equity to Senior Loan Partners;
▪	$2.2 million of incremental 12.00% unsecured debt to CB-HDT Holdings, Inc.; and
▪	$1.7 million L+8.00% second lien delayed draw term loan to Pathway Partners Vet Management Company, LLC
▪	Our repayments were primarily driven by $14.1 million escrow release in connection with the previously disclosed recapitalization of MBS Group Holdings.
•

Our $74.8 million equity investment in Senior Loan Partners is now generating a yield of approximately 11%. Senior Loan Partners made investments into four new portfolio companies and three existing portfolio companies totaling $49.8 million of new capital deployments during the quarter, bringing committed and outstanding amounts, at par, to $266.8 million and $258.1 million, respectively, and a total of 23 borrowers.  The four new investments, at par, were (i) a $15.0 million first lien term loan to Digital Room, LLC, a leading e-commerce marketing business, (ii) a $10.0 million first lien term loan to Community Care Health Network, LLC, a leading provider of health risk assessments, (iii) a $9.5 million first lien term loan to Zenith Home Corp., a leading designer, manufacturer and marketer for bath accessories and other home products, and (iv) a $9.4 million first lien term loan to Protective Industrial Products, Inc., a leading importer, marketer, designer and manufacturer of hand protection and adjacent personal protection equipment.

•

As of March 31, 2018, there were no non-accrual investment positions, as compared to non-accrual investment positions of 4.0% of our total debt investments at fair market value, and 15.5% at amortized cost, at December 31, 2017.  Our average internal investment rating at fair market value at March 31, 2018 was 1.24 as compared to 1.35 at December 31, 2017.

•

During the quarter ended March 31, 2018, net realized loss was $76.6 million, as a result of restructurings or write offs of our debt investment in MBS Group Holdings, Inc. and SVP Worldwide Ltd.; net unrealized depreciation decreased $64.1 million, primarily due to the reversal of previously recognized depreciation of $76.3 million after the restructurings or write off mentioned above, offset partially by $12.2 million net decrease in valuation of certain portfolio companies.

First Quarter Financial Updates

•

GAAP net investment income (“NII”) was $11.6 million, or $0.16 per share, for the three months ended March 31, 2018. Relative to distributions declared of $0.18 per share, our NII distribution coverage was 88% for the quarter.

•

As previously disclosed, our base management fee rate was reduced from an annual rate of 2.00% of total assets to 1.75% effective March 7, 2017. For the quarter ended March 31, 2018, $1.7 million of incentive management fees based on income was earned by our investment adviser; however, as previously disclosed, any such fees earned until December 31, 2018 have been waived by our investment adviser. Pursuant to the waiver, $9.7 million of incentive management fees have been waived on a cumulative basis. During the quarter, there was no accrual for incentive management fees based on gains.

•

Tax characteristics of all 2017 distributions were reported to stockholders on Form 1099 after the end of the calendar year. Our 2017 tax distributions of $0.72 per share were comprised of ordinary income. Our return of capital distributions since inception totaled $1.96 per share. At our discretion, we may carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income. We will accrue excise tax on estimated undistributed taxable income as required. There was no undistributed taxable income carried forward from 2017. For more information on our GAAP distributions, please refer to any Section 19 Notices that may be posted within the Distribution History section of our website, as necessary.

Liquidity and Capital Resources

•

At March 31, 2018, we had $1.6 million in cash and cash equivalents and $226 million of availability under our credit facility based upon our March 31, 2018 borrowing base calculation, subject to leverage restrictions, resulting in approximately $227.6 million of availability for portfolio company investments.

•

Net leverage, adjusted for available cash, receivables for investments sold and unamortized debt issuance costs, was 0.56x at quarter-end, and our 273% asset coverage ratio provided the Company with available debt capacity under its asset coverage requirements of $232.3 million which exceeds the undrawn amount of $226 million under our credit facility. Further, as of quarter-end, 85% of our portfolio was invested in qualifying assets, exceeding the 70% regulatory requirement of a business development company.

Conference Call

BlackRock Capital Investment Corporation will host a webcast/teleconference at 10:00 a.m. (Eastern Time) on Thursday, May 3, 2018, to discuss its first quarter 2018 financial results. All interested parties are welcome to participate. You can access the teleconference by dialing, from the United States, (855) 255-2663, or from outside the United States, (323) 794-2094, shortly before 10:00 a.m. and referencing the BlackRock Capital Investment Corporation Conference Call (ID Number 2357908). A live, listen-only webcast will also be available via the Investor Relations section of www.blackrockbkcc.com. Both the teleconference and webcast will be available for replay by 1:00 p.m. on Thursday, May 3, 2018 and ending at 1:00 p.m. on Thursday, May 17, 2018. To access the replay of the teleconference, callers from the United States should dial (888) 203-1112 and callers from outside the United States should dial (719) 457-0820 and enter the Conference ID Number 2357908.

Prior to the webcast/teleconference, an investor presentation that complements the earnings conference call will be posted to BlackRock Capital Investment Corporation’s website within the Presentations section of the Investors page (http://www.blackrockbkcc.com/news-and-events/disclaimer).

About BlackRock Capital Investment Corporation

BlackRock Capital Investment Corporation is a business development company that provides debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments. The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

BlackRock Capital Investment Corporation

Consolidated Statements of Assets and Liabilities

(Unaudited)

	March 31, 2018	December 31, 2017
Assets
Investments at fair value:
Non-controlled, non-affiliated investments (cost of $361,376,464 and $311,938,762)	$ 354,811,421	$ 261,683,202
Non-controlled, affiliated investments (cost of $140,588,866 and $195,354,637)	157,956,644	215,779,077
Controlled investments (cost of $375,176,398 and $321,999,526)	357,291,181	280,478,528
Total investments at fair value (cost of $877,141,728 and $829,292,925)	870,059,246	757,940,807
Cash and cash equivalents	1,569,618	29,014,645
Receivable for investments sold	4,186,125	1,344,918
Interest, dividends and fees receivable	8,378,337	8,342,780
Prepaid expenses and other assets	2,940,895	3,236,819
Total Assets	$ 887,134,221	$ 799,879,969
Liabilities
Debt (net of deferred financing costs of $3,932,481 and $4,209,445)	$ 310,092,968	$ 206,661,272
Interest and credit facility fees payable	2,822,292	1,820,971
Distributions payable	13,150,684	13,152,924
Base management fees payable	3,312,369	3,734,655
Payable for investments purchased	754,153	479,297
Accrued administrative services	553,764	114,995
Other accrued expenses and payables	3,383,066	2,815,923
Total Liabilities	334,069,296	228,780,037
Net Assets
Common stock, par value $.001 per share, 200,000,000 common shares authorized, 77,861,287 and 77,723,764 issued and 72,284,630 and 72,946,910 outstanding	77,861	77,723
Paid-in capital in excess of par	858,904,233	858,087,822
Undistributed / (Distributions in excess of) net investment income	(15,446,576)	(13,918,838)
Accumulated net realized loss on investments and extinguishment of debt	(239,358,178)	(162,723,790)
Net unrealized (depreciation), net of tax	(8,592,758)	(72,688,483)
Treasury stock at cost, 5,576,657 and 4,776,854 shares held	(42,519,657)	(37,734,502)
Total Net Assets	553,064,925	571,099,932
Total Liabilities and Net Assets	$ 887,134,221	$ 799,879,969
Net Asset Value Per Share	$ 7.65	$ 7.83

BlackRock Capital Investment Corporation

Consolidated Statements of Operations

(Unaudited)

	Three months	Three months
	ended	ended
	March 31, 2018	March 31, 2017
Investment Income:
Non-controlled, non-affiliated investments:
Cash interest income	$ 7,144,027	$ 11,284,329
PIK interest income	—	1,477,388
Cash dividend income	—	404,781
PIK dividend income	—	65,943
Fee income	465,206	298,897
Total investment income from non-controlled, non-affiliated investments	7,609,233	13,531,338
Non-controlled, affiliated investments:
Cash interest income	2,214,613	2,464,836
PIK interest income	690,960	1,196,845
PIK dividend income	189,026	189,026
Fee income	35,000	286,295
Total investment income from non-controlled, affiliated investments	3,129,599	4,137,002
Controlled investments:
Cash interest income	5,085,705	5,703,987
PIK interest income	766,466	132,481
Cash dividend income	3,126,861	1,397,351
PIK dividend income	731,516	—
Fee income	387,058	25,000
Total investment income from controlled investments	10,097,606	7,258,819

Total investment income	20,836,438	24,927,159
Expenses:
Base management fees	3,312,369	4,523,857
Incentive management fees	1,735,195	809,183
Interest and credit facility fees	3,708,958	3,987,080
Professional fees	733,164	565,110
Administrative services	553,764	327,677
Director fees	187,000	172,500
Investment advisor expenses	87,500	87,500
Other	630,737	698,135
Total expenses, before incentive management fee waiver	10,948,687	11,171,042
Incentive management fee waiver	(1,735,195)	(809,183)
Expenses, net of incentive management fee waiver	9,213,492	10,361,859
Net Investment Income	11,622,946	14,565,300

Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(50,515,956)	(53,991,961)
Controlled investments	(26,118,432)	2,375,535
Net realized gain (loss)	(76,634,388)	(51,616,426)
Net change in unrealized appreciation (depreciation) on:
Non-controlled, non-affiliated investments	43,690,517	56,701,095
Non-controlled, affiliated investments	1,422,575	(2,688,594)
Controlled investments	19,156,544	(2,704,387)
Foreign currency translation	(173,911)	73,295
Net change in unrealized appreciation (depreciation)	64,095,725	51,381,409
Net realized and unrealized gain (loss)	(12,538,663)	(235,017)
Net Increase (Decrease) in Net Assets Resulting from Operations	$ (915,717)	$ 14,330,283
Net Investment Income Per Share—basic	$ 0.16	$ 0.20
Earnings (Loss) Per Share—basic	$ (0.01)	$ 0.20
Average Shares Outstanding—basic	72,991,828	72,804,629
Net Investment Income Per Share—diluted	$ 0.15	$ 0.20
Earnings (Loss) Per Share—diluted	$ (0.01)	$ 0.20
Average Shares Outstanding—diluted (Net Investment Income only for March 31, 2018)	89,985,565	82,701,357
Distributions Declared Per Share	$ 0.18	$ 0.18

Supplemental Information

The Company reports its financial results on a GAAP basis; however, management believes that evaluating the Company’s ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and, for the reasons described below, considers them to be effective indicators, for both management and investors, of the Company’s financial performance over time. The Company’s management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.

Until March 6, 2017, the Company recorded its liability for incentive management fees based on income as it became legally obligated to pay them, based on a hypothetical liquidation at the end of each reporting period. The Company’s obligation to pay incentive management fees with respect to any fiscal quarter until March 6, 2017 was based on a formula that reflects the Company’s results over a trailing four-fiscal quarter period ending with the pro-rated period until March 6, 2017. The Company is legally obligated to pay the amount resulting from the formula less any cash payments of incentive management fees during the prior three quarters. The formula’s requirement to reduce the incentive management fee by amounts paid with respect to such fees in the prior three quarters caused the Company’s incentive management fee expense to become concentrated in the fourth quarter of each year. Management believes that reflecting incentive management fees throughout the year, as the related investment income is earned, is an effective measure of the Company’s profitability and financial performance that facilitates comparison of current results with historical results and with those of the Company’s peers. The Company’s “as adjusted” results reflect incentive management fees based on the formula the Company utilizes for each trailing four-fiscal quarter period until March 6, 2017, with the formula applied to each quarter’s incremental earnings and without any reduction for incentive management fees paid during the prior three quarters. The resulting amount represents an upper limit of each quarter’s incremental incentive management fees that the Company may become legally obligated to pay at the end of the year. Prior year amounts are estimated in the same manner. These estimates represent upper limits because, in any calendar year, subsequent quarters’ investment underperformance could reduce the incentive management fees payable by the Company with respect to prior quarters’ operating results. After March 6, 2017, incentive management fees based on income have been calculated for each calendar quarter and are paid on a quarterly basis if certain thresholds are met. The Company records its liability for incentive management fees based on capital gains by performing a hypothetical liquidation at the end of each reporting period. The accrual of this hypothetical capital gains incentive management fee is required by GAAP, but it should be noted that a fee so calculated and accrued is not due and payable until the end of the measurement period, or every June 30. The incremental incentive management fees disclosed for a given period are not necessarily indicative of actual full year results. Changes in the economic environment, financial markets and other parameters used in determining such estimates could cause actual results to differ and such differences could be material. In addition, on March 7, 2017, BlackRock Advisors, in consultation with the Company’s Board of Directors, agreed to waive incentive fees based on income after March 6, 2017 to December 31, 2018. BCIA has agreed to honor such waiver. For a more detailed description of the Company’s incentive management fee, please refer to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2017, on file with the Securities and Exchange Commission ("SEC").

Computations for the periods below are derived from the Company's financial statements as follows:

	Three months ended March 31, 2018	Three months ended March 31, 2017
GAAP Basis:
Net Investment Income	$ 11,622,946	$ 14,565,300
Net Investment Income per share	0.16	0.20
Addback: GAAP incentive management fee expense based on Gains	—	—
Addback: GAAP incentive management fee expense based on Income	—	—
Pre-Incentive Fee[1]:
Net Investment Income	$ 11,622,946	$ 14,565,300
Net Investment Income per share	0.16	0.20
Less: Incremental incentive management fee expense based on Income	—	—
As Adjusted[2]:
Net Investment Income	$ 11,622,946	$ 14,565,300
Net Investment Income per share	0.16	0.20

  Note:  The Net Investment Income amounts for the three months ended March 31, 2018 and March 31, 2017 are net of incentive management fees based on income and a corresponding incentive management fee waiver in the amounts of $1,735,195 and $809,183, respectively. For the periods shown, there is no difference between the GAAP and as adjusted figures; however, there may be a difference in future periods.

1 Pre-Incentive Fee: Amounts are adjusted to remove all incentive management fees. Such fees are calculated but not necessarily due and payable at this time.

2 As Adjusted: Amounts are adjusted to remove the incentive management fee expense based on gains, as required by GAAP, and to include only the incremental incentive management fee expense based on Income. Until March 6, 2017, the incremental incentive management fee was calculated based on the current quarter's incremental earnings, and without any reduction for incentive management fees paid during the prior calendar quarters. After March 6, 2017, incentive management fee expense based on income has been calculated for each calendar quarter and may be paid on a quarterly basis if certain thresholds are met.  Amounts reflect the Company's ongoing operating results and reflect the Company's financial performance over time.

Forward-looking statements

This press release, and other statements that BlackRock Capital Investment Corporation may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Capital Investment Corporation’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Capital Investment Corporation cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Capital Investment Corporation assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Capital Investment Corporation’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment advisor or its affiliates; (13) the ability of our investment advisor to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Capital Investment Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Capital Investment Corporation’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockbkcc.com. The information contained on our website is not a part of this press release.

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